Exhibit 99.2

Intermountain Community Bancorp Announces Agreements

to Raise $47.3 Million in Capital

SANDPOINT, IDAHO, January 23, 2012 (GLOBE NEWSWIRE) — Intermountain Community Bancorp, (OTCBB: IMCB) (the “Company”), the holding company of Panhandle State Bank (the “Bank”), today announced that it has entered into amended and restated securities purchase agreements with Castle Creek Capital Partners IV, L.P. (“Castle Creek”), affiliates of Stadium Capital Management, LLC (“Stadium”) and certain other accredited investors (“Investors”), pursuant to which it expects to raise aggregate gross proceeds of $47.3 million, subject to confirmations and satisfaction of other customary closing conditions, and potentially up to $51 million if another potential investor invests, through the issuance and sale of shares of common stock at $1.00 per share and a newly-created mandatorily convertible series of preferred stock which will automatically convert into a new series of non-voting common stock at a conversion price of $1.00 upon shareholder approval of such non-voting common stock. The Company also agreed to issue to each of Castle Creek and Stadium, for no additional consideration, warrants to purchase 850,000 shares of non-voting common stock at $1.00 per share. The amended agreements amend the original agreements of April 6, 2011.

The Company also plans to conduct a $5 to 8 million rights offering after the closing of the capital raise that will allow existing shareholders to purchase common shares at the same purchase price per share as the Investors. Certain Investors have agreed, subject to applicable regulatory limitations, to purchase shares any existing shareholders do not purchase in the rights offering. The Company expects to use the proceeds from the capital raise and the rights offering to make capital contributions to and strengthen the balance sheet of the Bank, for other general corporate purposes and as otherwise provided for in the agreements. The Company presently expects the initial private placement of $47.3 million in securities to close the week of January 23, 2012.

“We are pleased to be able to announce a restructured capital raise and we appreciate the continued support of our lead investors and the other investors participating in the offering,” said Company Chief Executive Officer Curt Hecker. “This capital raise represents an important step forward, putting a strong foundation under our plans for the future.”

Hecker added, “We are also pleased that a component of our capital raise will continue to be to offer to our current shareholders the opportunity to buy additional shares in Intermountain at the same price as new investors through the planned rights offering.”

At the initial closing of the transactions, Castle Creek and Stadium will purchase in the aggregate approximately 5.1 million shares of common stock and approximately 617,000 shares of preferred stock, convertible into approximately 30.9 million shares of non-voting common stock, for an aggregate purchase price of $36.0 million. Castle Creek and Stadium each will also receive a three-year warrant to purchase up to 850,000 additional shares of non-voting common stock at $1.00 per share. As a result, Castle Creek and Stadium are expected to own approximately 9.9% and 14.9%, respectively, of the voting equity of the Company and approximately 33.3% each of the total equity of the Company after giving effect to the transactions described above (and before giving effect to the rights offering). The other Investors have agreed to purchase shares representing varying ownership interests of up to 8.0% of the voting equity and 5.7% of the total equity of the Company. Upon closing of the initial private placement, the Company estimates that the pro forma tangible book value per common share will be approximately $1.37 assuming conversion of the preferred stock into non-voting common stock.

Castle Creek, Stadium and one other Investor each also will have the right, subject to appropriate bank regulatory approvals, to designate one person to serve on the Company’s and Bank’s respective board of directors, joining the 10 current directors on the boards.

The Company intends to hold its 2012 annual meeting of shareholders in the spring of 2012 on a date to be announced.

Sandler O’Neill + Partners, L.P. is serving as placement agent and Graham & Dunn PC is acting as legal advisor to Intermountain on the transactions, and Sullivan & Cromwell LLP is acting as counsel to certain of the Investors.

For additional information concerning the capital raise, please refer to the Company’s current report on Form 8-K regarding these transactions which is expected to be filed with the Securities and Exchange Commission on January 23, 2012.

About the Company

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with 19 banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Additional Information

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to any failure to satisfy all closing conditions for the capital raise and any resulting inability to complete the issuance and sale of the securities in the manner intended, and the other risks described in the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Intermountain Community Bancorp

Curt Hecker, CEO

(208) 263-0505

curt.hecker@panhandlebank.com

Doug Wright, Executive Vice President & CFO

(509) 363-2635

doug.wright@intermountainbank.com